EXHIBIT 10.6

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of May 27, 2010, between PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation (“PVH” and, together with its affiliates and subsidiaries, the “Company”), and EMANUEL CHIRICO (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company has previously entered into that Second Amended and Restated Employment Agreement with the Executive, dated as of December 23, 2008, and amended as of January 29, 2010 (the “Employment Agreement”);

WHEREAS, Section 2(a) of the Employment Agreement provides that the Executive’s base salary shall be reviewed for increase at least annually by the Board of Directors of the Company pursuant to its normal review policies for senior executives;

WHEREAS, on May 6, 2010, the Company completed its acquisition of Tommy Hilfiger B.V. and certain affiliated companies (the “Acquisition”);

WHEREAS, because of the significantly increased responsibilities of the Executive due to the Acquisition, the Company has determined to increase the Executive’s base salary;

WHEREAS, in light of emerging best practices with respect to executive compensation, the Company has determined that it will not include in the Executive’s calculation of severance payable upon certain terminations of employment occurring during the two-year period following a Change in Control (as defined in the Employment Agreement) an amount equal to the cash payments made under the Company’s Long Term Incentive Plan (or any successor cash-based long term incentive plan);

WHEREAS, in light of emerging best practices with respect to executive compensation, the Company has determined that it will not provide a Gross-Up Payment (as defined in the Employment Agreement) to the Executive should he become subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended; and

WHEREAS, to mitigate the potential adverse effect of having to pay the Excise Tax, the Company has determined to amend the Employment Agreement to provide that if the severance to be received by the Executive would subject him to the Excise Tax, his severance would be reduced by the amount required to avoid the Excise Tax if such a reduction would give the Executive a better after-tax result than if he had received the full severance amount; and

WHEREAS, the parties desire to amend the Employment Agreement to effect the foregoing.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.

Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.

Amendment of Section 2(a).  The first sentence of Section 2(a) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

Effective June 1, 2010, the Company shall pay the Executive a base salary at an annual rate of $1,250,000 (the “Base Salary”), payable in accordance with the normal payroll procedures of the Company in effect from time to time.

3.

Amendment of Section 3(f)(ii).

(a)

The first sentence of Section 3(f)(ii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

If within two years after the occurrence of a Change in Control, the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive’s employment for any reason other than death, Disability or Cause, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee Person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall pay to the Executive, in a lump sum immediately subsequent to the date of such termination, (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (B) all unreimbursed expenses (if any), subject to Section 2(d); (C) an aggregate amount equal to three times the sum of (I) the Base Salary plus (II) an amount equal to the same percentage of the Executive’s Base Salary that the Executive’s “target” level payout was set at under the Company’s annual bonus plan (if any) in respect of the fiscal year prior to the fiscal year during which the termination occurs; and (D) the payment or provision of any Other Benefits.

(b)

The fifth sentence of Section 3(f)(ii) of the Employment Agreement is hereby deleted in its entirety.

4.

Amendment of Section 3(f)(iii).  Section 3(f)(iii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(iii)

Excise Taxes.  Notwithstanding anything in the foregoing to the contrary, if Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax.  If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 3(f)(iii), then no such reduction shall be made.  The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required reduction in total Parachute Payments with the least reduction in the after-tax economic value to the Executive of such payments.  If the after-tax economic value of any payments are equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Executive until the reduction specified herein is achieved.  The determination of the Independent Tax Counsel under this Section 3(f)(iii) shall be final and binding on all parties hereto.  For purposes of this Section 3(f)(iii), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Executive (the Executive’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.  Notwithstanding anything herein to the contrary, this Section 3(f)(iii) shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code.

5.

Miscellaneous.

(a)

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(b)

This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

PHILLIPS-VAN HEUSEN CORPORATION

By:     /s/ Mark D. Fischer

Name:  Mark D. Fischer

Title:  Senior Vice President

   /s/ Emanuel Chirico

Emanuel Chirico

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